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                                                                  EXHIBIT-(e)1.8

                                LETTER AGREEMENT

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated January 1, 1999, FRIC advises you that it is creating four new Funds, the 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund and 2040 Strategy Fund (the "New Funds"), each consisting of Class D Shares, Class E Shares and Class S Shares (each, a "Class"). FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each Class of each of the New Funds pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:_______________________________
   Leonard P. Brennan
   President

Accepted this ____ day of ______________, 2004

RUSSELL FUND DISTRIBUTORS, INC.

By:_______________________________
   Greg J. Stark
   President